Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Tenon Medical, Inc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	6,296,246	$0.6059	$3,814,895.45	0.0001381	$526.84

Total Offering Amounts:							$3,814,895.45		526.84
Total Fees Previously Paid:									0.00
Total Fee Offsets:									526.84
Net Fee Due:									$0.00

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Offering Note(s)

(1)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock reported on Nasdaq Capital Markets, LLC on June 17, 2026.

Represents the resale of (i) 2,217,904 shares of Common Stock issued to the accredited investors on November 14, 2025 in a private placement transaction (“Private Placement”) pursuant to securities purchase agreements dated November 10, 2025, by and between the Company and accredited investors, (ii) up to 2,217,904 shares of Common Stock issuable upon exercise of common stock purchase warrants issued to the accredited investors in the Private Placement on November 14, 2025, (iii) 138,114 shares of Common Stock issued by the Company to Wyatt Geist, its Chief Innovation Officer, on August 1, 2025, pursuant his employment agreement with the Company, (iv) 138,114 shares of Common Stock issued by the Company to Nathaniel Grawey, its Chief Commercial Officer, on August 1, 2025, pursuant his employment agreement with the Company, (v) 986,528 shares of Common Stock issued by the Company to SiVantage, Inc. pursuant to the asset purchase agreement by and between the Company and SiVantage, Inc., dated August 1, 2025 (the “Asset Purchase Agreement”), (vi) 591,128 shares of Common Stock issuable by the Company to SiVantage, Inc. upon achievement of certain milestones pursuant to the Asset Purchase Agreement and (vii) 6,554 shares of Common Stock issued by the Company to its employee pursuant Tenon Medical, Inc. 2022 Equity Incentive Plan, as amended.

Table 2: Fee Offset Claims and Sources

Line Item Type	Registrant or Filer Name	Notes	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		(1)	S-3	333-292032	12/10/2025		$526.84	Equity	Common Stock, par value $0.001 per share		$	$
Fee Offset Sources	Tenon Medical, Inc.		S-3	333-292032		12/10/2025							828.45

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Explanation of the basis for claimed offset:

(1)	The Registrant’s Registration Statement on Form S-3 (Registration No. 333-292032) was initially filed on December 10, 2025. At the time of filing, the Registrant paid a fee of $828.45 for a transaction with the Total Offering Amount of $5,998,923.45. As described in Table 1, the revised Total Offering Amount is $3,814,895.45 or $2,184,028 less. Therefore, the Registrant has overpaid the filing fees for the current transaction by $301.61 and claims a fee offset of $526.84.